Exhibit 99.1

ADMA Biologics Receives FDA Approval for ADMA BioCenters Plasma Collection Facility in Maryville, TN

RAMSEY, N.J., BOCA RATON, Fla. and MARYVILLE, Tenn. – August 16, 2021 – ADMA Biologics, Inc. (NASDAQ: ADMA) (“ADMA”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today announced that it has received U.S. Food and Drug Administration (“FDA”) approval for its ADMA BioCenters plasma collection facility located in Maryville, Tennessee.  This plasma collection facility commenced operations and initiated source plasma collection in the fourth quarter of 2020.  With today’s approval, this facility is now FDA-licensed to collect and introduce into interstate commerce human source plasma for further manufacturing in the U.S.

“The approval of this plasma collection facility represents both another milestone regulatory achievement as well as an important step in ADMA’s ambitions to further secure raw material plasma supply and enhance end-to-end control of manufacturing operations,” said Adam Grossman, President and Chief Executive Officer of ADMA. “ADMA has eight plasma collection facilities under its corporate umbrella, including three FDA-approved facilities, with five of those facilities now open and collecting plasma and two additional Biologics License Applications (“BLA”) filings anticipated over the remainder of 2021. In total, ADMA remains on track to have 10 or more FDA-approved plasma collection facilities by 2024. Along with the extension of third-party supply agreements through year-end 2022, as well as the anticipated yield enhancements resulting from our recent implementation of the Haemonetics’ NexSys Persona® technology, ADMA believes it is insulated from broader market plasma collection and pricing fluctuations.  The Company remains well-positioned to ensure the continuity of our supply chain and our plasma products supply.”

This new, state-of-the-art plasma collection center features automated registration, high-tech collection equipment designed to shorten the donation process, free Wi-Fi wireless network in the donor collection area, individual flat-screen TVs with cable at each donor station, and highly trained and certified staff who put donor comfort and safety first. At full capacity, the plasma center expects to maintain a staff of 50 highly trained healthcare workers.  This center is approved to use the state-of-the-art Haemonetics NexSys Persona® plasma collection system.

New plasma donors can receive $70 on the first donation and up to $650/month. To learn more about the ADMA BioCenters donation process, and to schedule an appointment, please visit: www.admabiocenters.com, or visit in person at:  1412 Sevierville Road, Maryville, Tennessee 37804.

About ADMA BioCenters

ADMA BioCenters is an FDA-licensed facility specializing in the collection of human plasma used to make special medications for the treatment and prevention of diseases. Managed by a team of experts who have decades of experience in the specialized field of plasma collection, ADMA BioCenters provides a safe, professional and pleasant donation environment. ADMA BioCenters strictly follows FDA regulations and guidance and enforces cGMP (current good manufacturing practices) in all of its facilities. For more information about ADMA BioCenters, please visit www.admabiocenters.com.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “anticipate,” “intend,” “target,” “plan,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about ADMA’s future results of operations (including, but not limited to, insulation from any broader market plasma collection and pricing fluctuations); expansion plans and the goal of operating ten or more FDA-approved plasma collection centers by 2024; our expectation to file additional BLAs and the timing thereof; the yield enhancements anticipated to result from the implementation of Haemonetics’ NexSys Persona® technology; and the expected staff count at the Maryville facility. Actual events or results may differ materially from those described in this document due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Director, Investor Relations and Corporate Strategy | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com